Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Conagra Brands, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska

July 21, 2017